Exhibit 99.1

CONTACTS:
Media:        210-626-7702
media@tsocorp.com
Investors:    Louie Rubiola
210-626-4355

TESORO ANNOUNCES APPOINTMENT OF DAVID LILLEY TO BOARD OF DIRECTORS

SAN ANTONIO - December 21, 2011 - Tesoro Corporation (NYSE:TSO) today announced the appointment of David Lilley as a new member of the Company's Board of Directors, increasing the Board from eight to nine members, effective December 20, 2011.

Mr. Lilley is the former chairman, president and chief executive officer of Cytec Industries, Inc., a manufacturer of specialty chemicals and materials based in New Jersey with manufacturing and research facilities in 16 countries. Previously, Mr. Lilley held senior roles with American Home Products Corporation and American Cyanamid Company.

Mr. Lilley commented, “I am pleased to be able to join the Tesoro Board of Directors and trust that I can make a contribution to the continuing success of the company.”

Mr. Lilley earned a Bachelor of Arts degree in natural sciences and a Master of Arts degree in chemical engineering from Cambridge University, United Kingdom. He is currently a member of the board of directors for Rockwell Collins (NYSE:COL) and also of Public Service Enterprise Group (NYSE:PEG), and is a former director of Arch Chemicals. He also served as a director of the American Chemicals Council.

“We are delighted to welcome David as a member of our Board of Directors,” said Greg Goff, president and CEO. His experience, which crosses multiple industries, brings breadth and additional perspective to our Board.”

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro's retail-marketing system includes nearly 1,200 branded retail stations, of which over 375 are company operated under the Tesoro®, Shell®  and USA Gasoline(TM) brands.